LIQUIDMETAL
TECHNOLOGIES
                                                                    News Release

FOR IMMEDIATE RELEASE
---------------------


CONTACT:          David Townsend
                  (813) 314-0280 ext. 127
                  david.townsend@liquidmetal.com


                       Liquidmetal(R) Technologies Reports
                    2003 Second Quarter and Six-Month Results

  --Quarter Revenues Total $6.4 Million, $13.0 Million for Fiscal First Half--

                --Company Announces Strategic Licensing Agreement
          To Expand Luxury Product Markets for Liquidmetal(R) Alloys--

         TAMPA, Fla., July 31, 2003--- Liquidmetal(R)Technologies, Inc. (NASDAQ: LQMT) today announced results for its 2003 second quarter and six months ended June 30, 2003.

         Revenues for the second quarter increased 199% to $6.4 million from revenues of $2.1 million for the second quarter of 2002. On a sequential quarterly basis, revenues were slightly below the $6.6 million generated in the first quarter of 2003, while roughly in line with management's previously announced revenue outlook for the quarter. Revenues for the first six months of 2003 were 260% higher, at $13.0 million versus $3.6 million a year ago.

         "As outlined during our last quarterly update, we have engaged in intensive efforts to restructure the company's operations and sharpen our product focus in support of our stated objective of achieving profitability in the fourth quarter of 2003," said John Kang, President and Chief Executive Officer. "This involved a rigorous assessment of both our progress and shortcomings as a still emerging company and

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                                       (2)


resulted in a substantial realignment of our organizational size, facilities, marketing and manufacturing emphasis. With these efforts now largely behind us, we are realizing benefits that we believe will be reflected in our results going forward, beginning with our ongoing third quarter."

         Kang recounted the following major restructuring steps undertaken during the second quarter:

        *         company wide headcount has been reduced by approximately 43%;

        * unprofitable parts that disproportionately consume plant resources and impact costs are being eliminated from the company's manufacturing and R&D pipeline or phased out as obligations are fulfilled;

        * manufacturing and administrative facilities have been consolidated; and

        * new pricing and manufacturing feasibility thresholds have been instituted to optimize product development efforts and personnel utilization.

         As a result of cost reduction measures, the company incurred approximately $0.8 million in severance, fixed asset write-down, and facility consolidation expenses during the second quarter. Cost of goods sold for the quarter included approximately $1.3 million associated with production of certain unprofitable parts that have now been discontinued and $0.8 million for a part that is being phased out of production. In aggregate, these amounts equaled $2.9 million.

         "While negatively affecting second quarter results, the restructuring actions have positioned the company for lower operating expense and future growth. Our previously stated target was to achieve 40% lower operating expenses in the third quarter versus our first quarter run rate. We are well on track to reach this goal. At the same time, we have narrowed our manufacturing focus to those products combining the shortest time to market with the highest margin opportunities, as we drive to boost revenues on the foundation of a lower cost structure," Kang said.

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                                       (3)

         The loss from continuing operations in the second quarter totaled $6.3 million, or $0.15 per share, compared with a loss of $4.3 million, or $0.11 per share, in the second quarter of 2002. For the first six months of 2003, the loss from continuing operations was $12.1 million, or $0.29 per share, compared with $8.8 million, or $0.24 per share, for the same period in 2002.

         Including discontinued operations, the company posted a second quarter net loss of $6.3 million, or $0.15 per share, compared to a net loss of $3.2 million, or $0.09 per share, for the second quarter of 2002. Net loss including discontinued operations for the six months was $12.1 million, or $0.29 per share, versus a loss of $8.3 million, or $0.23 per share, for the first six months of 2002.

         Second quarter gross profit was $20,000 compared to $957,000 in the same period last year. The corresponding gross margin for the second quarter was nominal, compared with 44.6% in the prior year quarter. Gross profit for the 2003 six months was $2.7 million versus $1.7 million for the first six months of 2002. The six-month gross margin was 20.8% versus a 48.2% gross margin in the prior year six months. In addition to the aforementioned cost reduction measures, the declines in gross margin for the current periods were due to the following factors: a revenue mix of lower-margin business both year-over-year and sequentially; higher unit costs resulting from low yields on a new cell phone component introduced into production during the second quarter; inadequate pricing on a second cell phone component that has since been re-priced; and a higher percentage of plant operating costs allocated to manufacturing, as opposed to research and development expense during previous quarters as new plant operations were being brought on line. Also affecting comparisons is the fact that prior year revenues were derived mainly from the company's high-margin industrial coatings business, which now represents a comparatively small portion of revenues.

         Earnings per share calculations were based on 41,586,986 and 41,409,218 weighted average shares outstanding for the 2003 second quarter and six months, respectively, versus 37,697,190 and 36,395,648 average shares in the respective prior year periods.

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                                       (4)

         Capital expenditures of $1.2 million for the quarter and $2.9 million for the six months mainly reflected manufacturing and R&D-related equipment costs that are expected to continue to decline through the balance of the year. Cash and cash equivalents totaled $14.0 million at June 30, 2003.

Second Quarter Revenue Highlights
---------------------------------

         The year-over-year growth in second quarter revenues was driven by the company's bulk alloy segment, including: sales of proprietary manufacturing equipment by the company's equipment division; production of bulk Liquidmetal alloy casing components for electronic product manufacturers; prototyping of parts for customers in ongoing product development; and revenues from ongoing research and development programs with defense and medical product customers. Bulk alloy segment revenues totaled $5.7 million, or 89% of total company revenues for the quarter. The company's industrial coatings segment contributed the remaining $0.7 million, or 11%.

         Revenues benefited significantly from a new strategic alliance established during the second quarter. In June, the company entered into an exclusive 10-year license agreement with LLPG, Inc., a corporation headed by Jack Chitayat, a former director of the company. The purpose of the agreement is to accelerate efforts to commercialize Liquidmetal alloys, particularly emerging precious metal-based compositions, in the jewelry and high-end luxury products market. The agreement gives LLPG and its strategic partners in the Swiss jewelry and luxury goods industry the right to exploit markets for platinum and gold-based amorphous Liquidmetal alloys currently being developed or commercialized by Liquidmetal Technologies. Liquidmetal Technologies, in turn, will receive royalty payments over the life of the contract on all products produced and sold by LLPG. In conjunction with its technology licensing contract, LLPG purchased two proprietary Liquidmetal alloy melting machines and three proprietary Liquidmetal alloy casting machines in the second quarter for a total purchase price of $2.0 million.

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                                       (5)

         The number of different bulk alloy parts in production during the second quarter totaled nine components for six products, compared with eight components for five products in the preceding first quarter. Part shipments in the second quarter were to ongoing customer Samsung and a new cell phone component customer, KTF (Korea Telecom). An additional 15 parts for eight products were in active prototyping during the second quarter, for electronics, medical and sporting goods customers.

         Product news during the second quarter included the announcement of an agreement with Sony Corporation to develop a new digital camera featuring a Liquidmetal alloy casing, and the launch of major Liquidmetal branding campaigns by sporting goods manufacturers HEAD Sport and Rawlings. On July 25, HEAD released a new line of HEAD Liquidmetal(R) tennis racquets, including Andre Agassi's new "weapon of choice", the HEAD Liquidmetal(R) Radical. Rawlings has announced plans to roll out a full line of Rawlings(R) Liquidmetal(R) baseball bats in the Fall of 2003.

         The company also reported that in early July it was awarded the first of two contracts under a previously announced $5.25 million 2003 Defense Appropriations allocation for the continued development of Liquidmetal alloy-based products and materials for defense-related applications. The second contract is expected to be awarded by early August.

         "These second quarter accomplishments--the efforts to restructure our operations and reduce our costs, the growth in number of parts in production and active prototyping, a major new customer relationship, and the addition of a new strategic partner dedicated to promoting Liquidmetal products across a large target market--underscore our commitment to achieving profitability in the fourth quarter of 2003 while progressing toward our fundamental objective of building the Liquidmetal family of alloys into a pervasive technology," Kang said. "We look forward to building on our renewed foundation and focus."


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                                       (6)


         Additional perspective on the company's 2003 second quarter results will be provided in a webcast conference call hosted by Mr. Kang and Brian McDougall, Executive Vice President and Chief Financial Officer, at 8:30 a.m. EDT today (July 31). Interested parties are invited to access the conference call live via the Internet from Liquidmetal Technologies' web site at http://ir.liquidmetal.com or at www.companyboardroom.com. The dial-in number for investors participating in the operator-assisted call is toll-free 1-800-915-4836 or toll 1-973-317-5319 for international callers. Institutional investors may also access the call via CCBN's password-protected event management site, www.streetevents.com. A rebroadcast will be available after 11 a.m. today on the company's website or at toll-free 1-800-428-6051 (or 1-973-709-2089 for international callers), access code 301706.

About Liquidmetal Technologies, Inc.
------------------------------------

Liquidmetal Technologies, Inc. (www.liquidmetal.com) is the leading developer, manufacturer, and marketer of products made from amorphous alloys. Amorphous alloys are unique materials that are characterized by a random atomic structure, in contrast to the crystalline atomic structure possessed by ordinary metals and alloys. Bulk Liquidmetal(R) alloys are two to three times stronger than commonly used titanium alloys, harder than tool steel, and relatively non-corrosive and wear resistant. Bulk Liquidmetal alloys can also be molded into precision net-shaped parts similar to plastics, resulting in intricate and sophisticated engineered designs. Liquidmetal Technologies is the first company to produce amorphous alloys in commercially viable bulk form, enabling significant improvements in products across a wide array of industries. The combination of a super alloy's performance coupled with unique processing advantages positions Liquidmetal alloys for what the company believes will be The Third RevolutionTM in material science.

This press release may contain "forward-looking statements" that involve risks and uncertainties, including statements regarding our plans, future events, objectives, expectations, forecasts, or assumptions. Any statement in this press release that is not a statement of historical fact is a forward-looking statement, and in some cases, words such as "believe," "estimate," "project," "expect," "intend," "may," "anticipate," "plans," "seeks," and similar expressions identify forward-looking statements. These statements involve risks and uncertainties that could cause actual outcomes and results to differ materially from the anticipated outcomes or result, and undue reliance should not be placed on these statements. These risks and uncertainties may include: our limited operating history in developing and manufacturing products from bulk amorphous alloys; the adoption of our alloys by customers; the commercial success of our customer's products; our ability to identify, develop, and commercialize new applications for our alloys; competition with suppliers of incumbent materials; the development of new materials that render our alloys obsolete; the ability to manage our anticipated growth; our limited direct experience in manufacturing bulk alloy products; scaling-up our manufacturing facilities; protecting our intellectual property; problems associated with manufacturing and selling our alloys outside of the United States; and other risks and uncertainties discussed in filings made with the Securities and Exchange Commission (including risks described in subsequent reports on Form 10-Q, Form 10-K, Form 8-K, and other filings). Liquidmetal Technologies disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.



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                                       (7)


                 LIQUIDMETAL TECHNOLOGIES, INC. AND SUBSIDIARIES

     CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
                      (In thousands, except per share data)
                                   (unaudited)


                                                                      For the Three                 For the Six
                                                                  Months Ended June 30,         Months Ended June 30,
                                                                  --------------------          --------------------
                                                                     2003         2002             2003          2002
                                                                     ----         ----             ----          ----

REVENUE .....................................................   $     6,409  $     2,144       $    12,968  $     3,607
COST OF SALES.................................................        6,389        1,187            10,272        1,869
                                                                -----------  -----------       -----------  -----------

Gross Profit..................................................           20          957             2,696        1,738
                                                                -----------  -----------       -----------  -----------

OPERATING EXPENSES:
      Selling, general, and administrative....................        4,704        2,860             9,211        5,129
      Research and development................................        2,809        1,660             6,847        4,356
                                                                -----------  -----------       -----------  -----------
      Total expenses..........................................        7,513        4,520            16,058        9,485
                                                                -----------  -----------       -----------  -----------

LOSS BEFORE INTEREST, OTHER INCOME, INCOME TAXES,
      MINORITY INTEREST AND DISCONTINUED
   OPERATIONS.................................................       (7,493)      (3,563)          (13,362)      (7,747)
      Interest expense........................................         (115)        (791)             (178)      (1,103)
      Interest income.........................................          102           96               233           96
      Gain on sale of marketable securities held-for-sale.....        1,178           --             1,178           --
                                                                -----------  -----------       -----------  -----------
LOSS BEFORE INCOME TAXES, MINORITY INTEREST
   AND DISCONTINUED OPERATIONS                                       (6,328)      (4,258)          (12,129)      (8,754)
      Income taxes............................................           (8)          --                (8)          --
                                                                -----------  -----------       -----------  -----------
LOSS BEFORE MINORITY INTEREST AND
   DISCONTINUED OPERATIONS....................................       (6,336)      (4,258)          (12,137)      (8,754)
      Minority interest in loss (income) of consolidated
        subsidiary                                                       10          (10)                3          (10)
                                                                -----------  -----------       -----------    ---------

LOSS FROM CONTINUING OPERATIONS...............................       (6,326)      (4,268)          (12,134)      (8,764)
      Gain from disposal of discontinued retail golf segment,
        net                                                              --        1,038                --          508
                                                                -----------  -----------       -----------    ---------

NET LOSS......................................................       (6,326)      (3,230)          (12,134)      (8,256)
      Foreign exchange translation gain ......................        1,099          161               159           37
      Net unrealized loss on marketable securities
        held-for-sale                                                  (527)          --            (1,668)          --
                                                                -----------  -----------          --------  -----------

COMPREHENSIVE LOSS............................................  $    (5,754) $    (3,069)     $    (13,643) $    (8,219)
                                                                ===========  ===========      ============  ===========

PER COMMON SHARE BASIC AND DILUTED:
   Loss from continuing operations............................  $     (0.15) $     (0.11)      $     (0.29) $     (0.24)
                                                                ===========  ============      ===========  ===========
   Income (loss) from discontinued operations.................  $      0.00  $      0.03       $      0.00  $      0.01
                                                                ===========  ===========       ===========  ===========
   Net loss...................................................  $     (0.15) $     (0.09)      $     (0.29) $     (0.23)
                                                                ===========  ============      ===========  ===========

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                                       (8)


                 LIQUIDMETAL TECHNOLOGIES, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                        (in thousands, except share data)
                                   (unaudited)

                                                                                  June 30,    December 31,
                                                                                    2003          2002
                                                                                    ----          ----

                                     ASSETS
CURRENT ASSETS:
   Cash and cash equivalents.................................................   $    13,998   $    26,003
   Marketable securities held-for-sale.......................................            --         3,068
   Trade receivables, net....................................................         9,190         6,404
   Inventories...............................................................         4,270         2,506
   Prepaid expenses and other current assets.................................         1,208         2,112
                                                                                -----------   -----------
        Total current assets.................................................        28,666        40,093
PROPERTY, PLANT AND EQUIPMENT, NET...........................................        22,896        23,505
GOODWILL.....................................................................           184           184
OTHER INTANGIBLE ASSETS, NET.................................................           911           785
OTHER ASSETS.................................................................           337           438
                                                                                -----------   -----------
        Total assets.........................................................   $    52,994   $    65,005
                                                                                ===========   ===========
                      LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
   Accounts payable and accrued expenses.....................................   $     7,975   $    11,174
   Net liabilities of discontinued operations................................           135         1,148
   Deferred revenue..........................................................           930         1,397
   Other liabilities, current portion........................................           110            19
                                                                                -----------   -----------
        Total current liabilities............................................         9,150        13,738
LONG-TERM NOTE PAYABLE.......................................................         5,449            74
OTHER LONG-TERM LIABILITES, NET OF CURRENT PORTION...........................           257            --
                                                                                -----------   -----------
        Total liabilities....................................................        14,856        13,812
                                                                                -----------   -----------
COMMITMENTS AND CONTINGENCIES
MINORITY INTEREST............................................................            23            21
                                                                                -----------   -----------
SHAREHOLDERS' EQUITY:
   Common stock, no par value; 100,000,000 shares authorized; 41,599,652 issued and outstanding at June 30, 2003 and 41,009,245 issued and outstanding
      at December 31, 2002...................................................       107,050       106,554
   Paid in capital...........................................................        20,331        20,326
   Unamortized stock-based compensation .....................................          (395)         (480)
   Accumulated deficit.......................................................       (89,074)      (76,940)
   Accumulated comprehensive income..........................................           203         1,712
                                                                                -----------   -----------
        Total shareholders' equity ..........................................        38,115        51,172
                                                                                -----------   -----------
           Total liabilities and shareholders' equity .......................   $    52,994   $    65,005
                                                                                ===========   ===========


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